                                  EXHIBIT 12.2

 ALCO STANDARD CORPORATION AND SUBSIDIARIES RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                             3 MONTHS FISCAL YEAR ENDED SEPTEMBER 30
                              ENDED   ------------------------------------------------
                             12/31/93   1993         1992     1991     1990     1989
                             -------- --------     -------- -------- -------- --------
EARNINGS
  Income from continuing
   operations...........     $31,854  $  7,615     $104,217 $ 76,642 $ 64,300 $ 81,106
  Add:
    Loss from unconsoli-
     dated affiliate....         736      2,538
    Provision for income
     taxes..............      21,524     16,984      68,303   49,160   47,160   16,711
    Fixed charges.......      24,126     86,615      70,168   68,748   66,361   51,412
                             -------  --------     -------- -------- -------- --------
    Earnings, as ad-
     justed ............ (A) $78,240  $113,752     $242,688 $194,550 $177,821 $149,229
                             =======  ========     ======== ======== ======== ========
FIXED CHARGES AND PRE-
 FERRED STOCK DIVIDENDS
  Other interest ex-
   pense, including in-
   terest on capital
   leases...............     $18,435  $ 63,851     $ 51,203 $ 53,173 $ 52,942 $ 40,062
  Estimated interest
   component of rental
   expense..............       5,691     22,764      18,965   15,575   13,419   11,350
                             -------  --------     -------- -------- -------- --------
  Total fixed charges...      24,126     86,615      70,168   68,748   66,361   51,412
  Preferred stock divi-
   dends, as adjusted...       4,846     15,846         129      228      407      417
                             -------  --------     -------- -------- -------- --------

  Total fixed charges
   and preferred stock
   dividends ........... (B) $28,972  $102,461     $ 70,297 $ 68,976 $ 66,768 $ 51,829
                             =======  ========     ======== ======== ======== ========
RATIO OF EARNINGS TO
 FIXED CHARGES AND PRE-
 FERRED STOCK DIVIDENDS
          (A) divided by (B)     2.7         1.1*       3.5      2.8      2.7      2.9
                                 ===         ===        ===      ===      ===      ===

- --------
* Excluding the effect of the restructuring costs, the ratio of earnings to fixed charges and preferred stock dividends for fiscal 1993 is 2.8.